INNOVATIVE MEDICAL SERVICES                                    EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED OCTOBER 31, 1997 AND 1998



                                                  For the Three Months Ended
                                                          October 31,
                                                  --------------------------
                                                      1998          1997
                                                  --------------------------

Shares outstanding                                   3,916,351     3,520,851
                                                   ===========   ===========

Weighted average shares outstanding                  3,916,351     3,284,158
Stock Options                                        1,514,375       406,250
Warrants                                             1,798,125     1,798,125
                                                   -----------   -----------
   Total weighted average shares outstanding         7,228,851     5,488,533
                                                   ===========   ===========

Net Income (Loss)                                  $   137,741   $(1,407,314)
                                                   ===========   ===========

Net Earnings (Loss) per share (primary)            $      0.04   $    (0.11)*
                                                   ===========   ===========
Net Earnings (Loss) per share (fully diluted)      $      0.02   $    (0.07)*
                                                   ===========   ===========

* SFAS 128 dictates the use of primary versus diluted shares due to loss